Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Annual 2025 Results and Declares Fourth Quarter 2025 Dividend, Special Dividend, and an Additional Mission Contribution
SAN FRANCISCO, February 12, 2026 — The Federal Home Loan Bank of San Francisco (Bank) today announced its unaudited annual 2025 financial results.
•Net income was $403 million for 2025.
•Total assets were $73.3 billion at December 31, 2025.
•Affordable Housing Program (AHP) and voluntary housing and community investment contributions totaled $78 million for 2025.
•Regulatory capital ratio was 9.98% at December 31, 2025, well above the regulatory requirement of 4.00%.
•The Bank's board of directors (Board) declared a fourth quarter dividend at an annualized rate of 8.75%, plus a special dividend and an additional voluntary mission contribution.
“The Bank has reported another year of strong financial performance,” said Winthrop Watson, interim president and chief executive officer of FHLBank San Francisco. “Through disciplined financial management and efficient operations, the Bank continued to serve as a reliable source of low-cost funding and a consistent partner in supporting affordable housing and economic development across Arizona, California, and Nevada.”
2025 Financial Highlights
•Net income remained relatively stable for the year ended December 31, 2025, at $403 million.
•Net interest income increased by $8 million in 2025 compared to 2024, primarily reflecting a higher amount of net prepayment fees on available-for-sale mortgage-backed securities. In addition, the increase in net interest income was driven by decreases in consolidated obligation bond balances and costs on interest-bearing liabilities and a decrease in dividends paid on mandatorily redeemable capital stock classified as interest expense, partially offset by decreases in advance balances and yields on interest-earning assets.
•Other income decreased by $25 million in 2025, primarily driven by income recognized in 2024 in connection with the termination of a long-term funding arrangement initially entered into with a member borrower in 2017, with no comparable activity in 2025.
•Total non-interest expense decreased by $15 million in 2025 compared to 2024, primarily attributable to a decrease in voluntary housing and community investment contributions and lower operating expense.
•At December 31, 2025, total assets were $73.3 billion, a decrease of $8.4 billion from $81.7 billion at December 31, 2024. The decrease in total assets was primarily driven by maturities of advances acquired by nonmembers in connection with certain Bank member acquisitions that occurred in 2023.
•The Bank exceeded its 4.00% regulatory capital requirement with a regulatory capital ratio of 9.98% at December 31, 2025.
Affordable Housing Program and Community Investment Commitments
•AHP assessment. In 2025, the Bank expensed $46 million for its statutory AHP assessment, which supports the construction, preservation, and purchase of affordable homes.

•Voluntary housing and community investment contributions. In addition to the statutory AHP assessment, disbursements of voluntary housing and community investment contributions included $32 million in 2025 to support expanding housing supply, access to affordable housing, and other initiatives benefiting individuals and families across the Bank's three-state district.
•Housing bond investments. During 2025, the Bank also made investments totaling $102 million in housing bonds to help preserve thousands of affordable homes for low-income households across Arizona, California, and Nevada.
Dividend Declaration and Additional Voluntary Mission Contribution
•On February 11, 2026, the Board declared a cash dividend on the average capital stock outstanding during the fourth quarter of 2025 at an annualized rate of 8.75%. The Bank expects to pay the dividend on March 10, 2026.
•In addition, the Board declared a special cash dividend on the average capital stock outstanding during the fourth quarter of 2025 for $75 million, or approximately $2.86 per share, representing an annualized rate of 11.36%. The special dividend enhances the Bank's members' ability to serve their communities and is expected to be paid on February 25, 2026.
•In connection with the special dividend, the Board also approved an additional voluntary mission contribution of $22.5 million, increasing the Bank's 2026 voluntary contributions commitment to approximately 10% of 2025 net income. These funds will be directed to the Bank's 2026 AHP general fund voluntarily to support the progress being made to expand housing supply and access to affordable housing throughout the Bank's district over the year.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec 31, 2025	Dec 31, 2024
Total Assets	$73,329	$81,735
Advances	38,227	45,637
Investments, Net[1]	33,968	34,961
Consolidated Obligations	64,328	72,552
Capital Stock – Class B – Putable	2,552	2,458
Retained Earnings	4,662	4,483
Total Capital	7,360	7,004

Selected Other Data at Period End	Dec 31, 2025	Dec 31, 2024
Regulatory Capital Ratio[2]	9.98%	8.90%

	For the Years Ended
Selected Operating Results for the Period	Dec 31, 2025	Dec 31, 2024
Net Interest Income	$588	$580
Provision for/(Reversal of) Credit Losses	3	—
Other Income/(Loss)	68	93
Voluntary Housing and Community Investment Contributions	32	41
Other Non-Interest Expense	172	178
Affordable Housing Program Assessment	46	52
Net Income/(Loss)	$403	$402

	For the Years Ended
Selected Other Data for the Period	Dec 31, 2025	Dec 31, 2024
Net Interest Margin[3]	0.77%	0.69%
Return on Average Assets	0.52	0.47
Return on Average Equity	5.59	5.89
Annualized Dividend Rate[4]	8.75	8.75

1.    Investments consist of federal funds sold, interest-bearing deposits, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital was $7.3 billion as of December 31, 2025, and December 31, 2024.
3.    Net interest margin is calculated as net interest income divided by average interest-earning assets.
4.    Cash dividends declared and paid during the period are calculated based on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Report on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Tom Flannigan, (415) 616-2695
flannigt@fhlbsf.com